Exhibit 99.1

TITAN PHARMACEUTICALS ANNOUNCES PRICING OF $2.1 MILLION REGISTERED DIRECT OFFERING

SOUTH SAN FRANCISCO, CA – August 7, 2019 – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) today announced it has entered into a securities purchase agreement with a single accredited institutional investor to purchase approximately $2.1 million of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) in a registered direct offering and warrants to purchase shares of common stock in a concurrent private placement. The combined purchase price for one share of common stock and each warrant will be $0.75.

Under the terms of the purchase agreement, Titan has agreed to sell 2,852,314 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof). In a concurrent private placement, Titan has agreed to issue warrants to purchase up to an aggregate of 2,852,314 shares of common stock. The warrants will be exercisable for a period of five years commencing six months from the date of issuance and have an exercise price of $1.07 per share.

The Company expects the net proceeds from the registered direct offering and concurrent private placement to be approximately $1.83 million after deducting the placement agent’s fees and other estimated offering expenses. The registered direct offering and concurrent private placement is expected to close on or about August 9, 2019, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent in connection with the offering.

The shares of common stock and pre-funded warrants are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-230742), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on April 24, 2019. The warrants issued in the concurrent private placement and shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by Titan with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is a commercial stage company developing proprietary therapeutics with its ProNeura™ long-term, continuous drug delivery technology. The company's lead product is Probuphine® (buprenorphine) implant, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Approved by the U.S. Food and Drug Administration in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology also has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the commercialization of Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACTS:

Sunil Bhonsle

President & CEO

(650) 244-4990

Stephen Kilmer

Investor Relations

(650) 989-2215

skilmer@titanpharm.com